HINTO
                                     ENERGY
                               www.hintoenergy.us
                               HINTO ENERGY, INC.
                           Announces Initial Oil Sales

DENVER, CO, July 10, 2012, HINTO ENERGY, INC. (OTCQB; HENI) (OTCBB: HENI) is very pleased to report the Company's first revenues from oil and gas sales. Hinto's first $10,000 of sales was primarily produced from wells acquired by the Company June 1, 2012 in the Greater Cisco Area of the Uintah Basin of Grand County, Utah.

George Harris, the Company's Chief Executive Officer, said, "We are excited to announce the Company's first reportable sales in the second quarter of 2012. This is a milestone, moving us from a lease holder with about 8,000 net acres and 22 net wells, to a Company now producing and selling oil and gas. We intend to continue to expand sales, production, well counts and acreage positions during the third and fourth quarters of 2012."

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties. The company was formerly known as Garner Investments, Inc. and changed its name to Hinto Energy, Inc. in September 2011. The company was founded in 2011 and is based in Arvada, Colorado.

Notice Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick, Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.us

Investor Relations:
DME Capital, LLC
David Elias
516-967-0205 or Dave@dmecapital.com